                                                                    Exhibit 99.3

                  [FELDMAN FINANCIAL LETTERHEAD APPEARS HERE]


May 28, 1997

Board of Directors
Spring Hill Savings Bank, F.S.B.
112 Federal Street
Pittsburgh, Pennsylvania  15212


Gentlemen:

This letter sets forth the agreement between Spring Hill Savings Bank, FSB (the "Bank") and Feldman Financial Advisors, Inc. ("FFA"), whereby the Bank has engaged FFA to determine the estimated pro forma market value of the shares of common stock that are to be issued and sold by the Bank (or, if applicable, its holding company) in connection with the conversion of the Bank to the stock form of organization.

FFA agrees to deliver the completed valuation, in writing, to the Bank at the address above on or before a mutually agreed upon date. Further, FFA agrees to perform such other services as are necessary or required of the appraiser in connection with comments from the Bank's regulatory authorities and the re-evaluations of the estimated pro forma market value of the Bank as may from time to time be necessary both after approval by the Bank's regulatory authorities and prior to the time the conversion is completed. FFA also agrees to assist the Bank in the preparation of its regulatory business plan to be submitted in conjunction with its Application for Conversion.

The Bank agrees to pay FFA a consulting fee of $12,500: $10,000 for FFA's appraisal services and $2,500 for services in conjunction with the preparation of the Bank's regulatory business plan. In addition, the Bank agrees to reimburse FFA for certain expenses necessary and incident to the completion of the services described above. These expenses shall not exceed $2,500 without the prior consent of the Bank and those for travel, messenger services, printing, purchased data, stock price data and report reproduction shall be paid to FFA as incurred and billed. Payment of the consulting fee shall be made according to the following schedule:

     .  $2,500  upon execution of this Agreement;
     .  $5,000  upon delivery of the completed appraisal report to the Bank;
     .  $2,500  upon delivery of the Bank's completed regulatory business plan;
                and,
     .  $2,500  upon completion of the conversion.

If, during the course of the Bank's conversion, unforeseen events occur so as to materially change the nature of the work content of the appraisal services described above such that FFA must supply services beyond that contemplated at the time this agreement was executed, the terms of this agreement shall be subject to renegotiation by the Bank and FFA. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in the Bank's management or operating policies, and excessive delays or suspension of processing of
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Board of Directors
Spring Hill Savings Bank, FSB
May 28, 1997
Page 2

the conversion. In the event the Bank shall for any reason discontinue the conversion prior to delivery of the completed appraisal and payment of the progress payment fee totaling $5,000, the Bank agrees to compensate FFA according to FFA's standard billing rates for consulting services based on accumulated and verifiable time expended, provided that the total of such charges shall not exceed $7,500 plus reimbursable expenses not to exceed the dollar limit set forth in the third paragraph of this letter.

In order to induce FFA to render the aforesaid services, the Bank agrees to the following:

     1. The Bank agrees to supply FFA such information with respect to the Bank's business and financial condition as FFA may reasonably request in order for FFA to perform the aforesaid services. Such information shall include, without limitation: annual financial statements, periodic regulatory filings and material agreements, corporate books and records, and such other documents as are material for the performance by FFA of the aforesaid services. To the extent such information is of a confidential nature, FFA agrees to maintain such confidentiality unless disclosure is required by law.

     2. The Bank hereby represents and warrants to FFA (i) that any information provided to FFA by or on behalf of the Bank, will not, at any relevant time, contain any untrue statement of a material fact or fail to state a material fact necessary to make the information or statements therein not misleading, (ii) that the Bank will not use the product of FFA services in any manner, including in a proxy or offering circular, in connection with any untrue statement of a material fact or in connection with the failure to state a material fact necessary to make other statements therein not misleading, and (iii) that all documents incorporating or relying upon FFA services or the product of FFA services will otherwise comply in all material respects with all applicable federal and state laws and regulations. Any valuations or opinions issued by FFA may be included in its entirety in any communication by the Bank in any application, proxy statement or prospectus; however, such valuations or opinions may not be excerpted or otherwise publicly referred to without FFA's prior written consent nor shall FFA be publicly referred to without FFA's prior written consent; however, in each case, such consent shall not be unreasonably withheld.

     3. FFA's appraisal will be based upon the Bank's representation that the information contained in the Application for Conversion and additional information furnished to us by the Bank and its independent auditors is truthful, accurate, and complete in all material respects. FFA will not independently verify the financial statements and other information provided
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Board of Directors
Spring Hill Savings Bank, FSB
May 28, 1997
Page 3

        by the Bank and its independent auditors, nor will FFA independently value the assets or liabilities of the Bank. The valuation will consider the Bank only as a going concern and will not be considered as an indication of the liquidation value of the Bank.

     4. FFA's valuation is not intended, and must not be represented to be, a recommendation of any kind as to the advisability of purchasing shares of common stock in the conversion. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, FFA will give no assurance that persons who purchase shares of common stock in the conversion will thereafter be able to sell such shares at prices related to FFA's valuation.

     5. The Bank agrees that it will indemnify and hold harmless FFA and its affiliates, officers, directors, employees and representatives (collectively, "FFA indemnified persons") from and against any and all liabilities arising from or based upon this agreement or the services provided by FFA hereunder, except to the extent that such liabilities are adjudicated by a final judgment (after all appeals or the expiration of time to appeal) to result from the negligence or willful misconduct of a FFA indemnified person. The Bank agrees that it will promptly reimburse, as incurred, all reasonable and documented legal fees and expenses, and other related reasonable and documented out-of-pocket disbursements, paid by any FFA indemnified person in defending, preparing to defend or investigating any actual or threatened action or proceeding (including any inquiry or investigation) against such FFA indemnified person, or appearing or preparing for appearance as a witness in any relevant proceeding (including any pretrial proceeding such as a deposition); provided, however, that any such reimbursement by the Bank shall be repaid by FFA if a final judgment (after all appeals or the expiration of time to appeal) is entered against such person based upon such person's negligence or willful misconduct; and provided further, that the Bank shall not be required to make reimbursement or payment for any settlement effected without its prior written consent. Each FFA indemnified person shall give prompt written notice to the Bank of the commencement of any action or proceeding and the Bank shall have the right to participate, at its expense, in contesting, defending or litigating the same. A FFA indemnified person shall have the right to employ its own counsel in connection with all matters referred to in this Paragraph, and such counsel shall have the right to take charge of such matter for such person; provided, however, that the Bank shall not be liable under this Paragraph for the reasonable and documented fees and expenses of more than one counsel for all
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Board of Directors
Spring Hill Savings Bank, FSB
May 28, 1997
Page 4

        FFA indemnified persons unless an unwaived conflict of interest exists between or among FFA indemnified persons. A waiver of a conflict of interest shall not be unreasonably withheld.

     6. The Bank and FFA are not affiliated, and neither the Bank nor FFA has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. It is understood that FFA is not a seller of securities within the scope of any federal or state securities law and any report prepared by FFA shall not be used as an offer or solicitation with respect to the purchase or sale of any security, it being understood that the foregoing shall not be construed to prohibit the filing of any such report as part of the Application for Conversion or SEC and blue sky filings or customary references thereto in applications, filings, proxy statements and prospectuses.

                 *          *          *          *          *

Please acknowledge your agreement to the foregoing by signing as indicated below and returning a signed original of this letter to FFA.

Yours very truly,

FELDMAN FINANCIAL ADVISORS, INC.


By:   /s/ Trent R. Feldman
     ----------------------------------------
     Trent R. Feldman
     President


AGREED AND ACCEPTED:

SPRING HILL SAVINGS BANK, FSB

By:   /s/ Thomas F. Angotti
     ----------------------------------------
     Thomas F. Angotti

Title:  President and Chief Executive Officer
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Date:    June 9, 1997
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